Exhibit 10.5

CORPORATE OFFICES ONE FEDERAL STREET BOSTON, MA 02110 TELEPHONE: 617-535-4766 www.ironmountain.com
June 15, 2016
Mr. Roderick Day
Iron Mountain Incorporated
100 Federal Street
Boston, Massachusetts 02110

Dear Rod:
This will confirm that we have agreed to the following terms and conditions regarding your separation from employment with Iron Mountain Information Management, LLC (“Iron Mountain” or the “Company”).

1.    End of Employment. Your employment with Iron Mountain will terminate on October 14, 2016, provided that the Company by giving you 14 days prior notice may extend such date up to November 11, 2016 (as applicable, the “Termination Date”). Effective immediately following Iron Mountain’s filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2016 (but no later than August 31, 2016, you will no longer serve as an Executive Vice President and Chief Financial Officer of Iron Mountain Incorporated and of its subsidiaries. Between such date and the Termination Date, your role will be to facilitate the transition of the Chief Financial Officer role and to support the Company’s new and/or acting Chief Financial Officer. If you resign your employment with Iron Mountain prior to the Termination Date, the benefits described in Sections 2, 3 and 5 of this Agreement and benefits under the Iron Mountain Companies Severance Plan Severance Program No. 1 will be forfeited. Notwithstanding the foregoing, if you accept or announce your acceptance of a position with any entity other than Iron Mountain, its subsidiaries, or affiliates, such acceptance or announcement shall not be interpreted either as a resignation from your employment or a notification of your intent to resign, and shall not otherwise impact your right to severance pay and other benefits under this Agreement, the Iron Mountain Companies Severance Plan Severance Program No. 1, or the Iron Mountain Companies Severance Plan, as applicable; provided, however, that you remain an employee of Iron Mountain through the Termination Date.

2.    Severance Pay. Provided that you (a) sign this Agreement and do not revoke your signature; (b) comply with all of your obligations set forth herein and under Section 3.4(a) of the Iron Mountain Companies Severance Plan Severance Program No. 1; and (c) sign the Settlement Agreement in a form substantially similar to the draft Agreement attached as Schedule 1 to this Agreement between you and Iron Mountain (the “Settlement Agreement”), then Iron Mountain will provide you with the benefits set forth in Severance Program No. 1. Pursuant to Section 3.1(c) of Severance Program No. 1, your Target Bonus Payment will be calculated as follows: 100% of your base salary on the effective date of termination multiplied

Mr. Roderick Day

by your average payout percentage based upon financial performance and individual performance goals for 2013, 2014 and 2015. The timing of your Severance Pay is governed by Severance Program No. 1.

1.Benefits. All Company benefits will end on your Termination Date except as otherwise provided herein or pursuant to applicable law. In lieu of the benefit otherwise available to an employee who participates in a U.S. group health plan under Section 3.2(a) of Severance Program No. 1, the Company will continue to pay the employer share of the cost of medical and dental coverage for you, your spouse and your dependents until the earlier of 52 weeks following your termination or the date on which you become covered under another group health plan. In addition, Iron Mountain, if permissible under its existing agreements with third party providers, will continue to pay the employer share of the cost of supplemental medical and dental insurance coverage currently provided for you, your spouse and your dependents in the United Kingdom until the earlier of 52 weeks following your termination or the date on which you become covered under another supplemental coverage plan.

In accordance with Section 3.2(b) of Severance Program No. 1, you are also eligible for up to nine months of outplacement services (through Essex Partners). In addition, Iron Mountain will engage an accounting firm to provide support for tax reporting for the year of termination and the year thereafter in the United States and the United Kingdom. Iron Mountain will pay for such services directly to the accounting firm no later than the end of the year following the applicable tax year.

4.    Vacation. Iron Mountain will pay you any accrued but unused vacation time on your Termination Date.

5.    Unemployment Compensation. Iron Mountain will not contest or appeal any claim for unemployment compensation benefits that you may file after the Termination Date.

6.    Reference Requests. Consistent with its current policy, Iron Mountain responds to requests for employment references by confirming your job title and dates of employment with Iron Mountain.

7.    General Release of Claims. In exchange for the promises and payments described in this Agreement, you must execute and return the attached form of Release and the Settlement Agreement. If you sign and date the Release and/or the Settlement Agreement prior to the Termination Date, you may be required to sign a second, identical Release and/or Settlement Agreement on the Termination Date in order to waive any claim(s) that may have arisen between the date you signed the attached Release and/or Settlement Agreement and the Termination Date.

You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against Iron Mountain pending before any governmental agency or court of law relating to your employment and/or the termination thereof. You acknowledge that any workplace injuries you may have sustained during the course of your employment with Iron Mountain have resolved and you have no new injuries to report.

8.    Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act of 1990 (“OWBPA”).

Because you are over the age of 40 you have certain rights under the ADEA and the OWBPA. You therefore understand, acknowledge and agree that:

a)This waiver is written in a manner that you understand;

b)In signing the Agreement, you are not waiving rights or claims that may arise after the date that this waiver is executed;

Mr. Roderick Day

c)Under this Agreement you are waiving rights or claims only in exchange for compensation you would not otherwise be entitled to receive;

d)You have the right the review this Agreement with an attorney before signing the Agreement, and you have voluntarily chosen whether or not to consult with counsel before signing the Agreement; and

e)You may take at least 21 days to review this Agreement before you decide to sign the Agreement, and if you sign the Agreement before the end of that 21-day period you have voluntarily waived the remainder of this review period.

Should you choose to execute this Agreement, you will have a period of seven days from the date of execution to change your decision and rescind your signature (the “Rescission Period”). This Agreement shall not become enforceable until this Rescission Period has expired. If you choose to rescind the Agreement you must deliver a written and signed notice of your rescission to Deirdre Evens, EVP Chief People Officer, Iron Mountain Incorporated, 100 Federal Street, Boston, Massachusetts 02110 within this seven-day period.

9.    Affirmation of Continuing Obligations. You hereby acknowledge and affirm your continuing obligations under the Iron Mountain Employee Confidentiality and Non-Competition Agreement, a copy of which is attached. You acknowledge that your continued compliance with these obligations is a condition of your receiving the severance payments and benefits provided for in this Agreement.

10.    Return of Property. All equipment, documents and materials provided to you during your employment by Iron Mountain are the sole property of Iron Mountain. You agree to return to Iron Mountain all such property within your possession or control, including, but not limited to, a laptop, Blackberry, cell phone, credit cards, customer and personnel records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, and all other property belonging to Iron Mountain no later than the Termination Date.

11.    Confidentiality. You agree to keep strictly confidential the terms of this Agreement, except that you may disclose the terms of this Agreement to your immediate family, state and federal tax authorities, your attorneys, tax preparers, accountants or other professional advisers, as required by a court order, and to the extent necessary to file a claim for unemployment compensation benefits or enforce the terms of this Agreement.

12.    Non-disparagement. You agree not to take any action or make any statement, written or oral, or make any posting on any website, blog or by other electronic means, that would reasonably be interpreted to disparage Iron Mountain or its affiliates, or any of their respective officers, directors, employees or agents, or that has the intended or foreseeable effect of harming the business reputation of any such entity or person. The CEO and his direct reports agree that they shall not take any action or make any statement, written or oral, or make any posting on any website, blog or by other electronic means, that would reasonably be interpreted to disparage you.

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need any prior authorization from Iron Mountain to make any such report or disclosure and you are not required to notify Iron Mountain that you have made such report or disclosure.

13.    Remedies. If you breach any term of this Agreement, Iron Mountain may commence legal action and pursue any of its available legal and equitable remedies, and may suspend and recover any and all payments and benefits made or to be made under this Agreement.

Mr. Roderick Day

14.    Successors and Assigns. The rights and obligations of this Agreement shall inure to the benefit of the successors and assigns of Iron Mountain. This Agreement may not be assigned by you, except to your heirs upon your death.

15.    Enforceability; Severability. If a court finds any term of this Agreement to be invalid or unenforceable, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

16.    Law Governing; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all such matters.

17.    Entire Agreement; No Representations. This Agreement constitutes the entire agreement between you and Iron Mountain concerning the terms and conditions of your separation from employment with Iron Mountain and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and Iron Mountain, except as otherwise specifically referenced herein. You agree that Iron Mountain has not made any representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

18.    Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of Iron Mountain. The failure of you or Iron Mountain at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

19.    Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, that you fully understand its terms, and that you have entered into this Agreement knowingly and voluntarily.

Mr. Roderick Day

Please indicate your acceptance of this Agreement by signing both copies and returning one copy in the enclosed envelope to Deirdre Evens, EVP Chief People Officer, Iron Mountain Incorporated, 100 Federal Street, Boston, Massachusetts 02110. Please keep the other copy for your records.

Very truly yours,
/S/ Ernest W. Cloutier
Ernest W. Cloutier
Executive Vice President and General Counsel

ACCEPTED AND AGREED:
/S/ Roderick Day_________        Date: __7/1/16___________________
Roderick Day

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “Release”) is being executed and delivered in accordance with Section 3.4(a) of Severance Program No. 1 under The Iron Mountain Companies Severance Plan (the “Plan”) and the severance letter agreement dated June [__], 2016 between Iron Mountain Information Management, LLC (“Iron Mountain”) and me (the “Severance Agreement”). Each capitalized term used in this Release without definition has the meaning given to such term in Severance Program No. 1.
In exchange for the promises and payments described in Severance Program No. 1 and the Severance Agreement, I (on behalf of myself and my heirs, executors, administrators and assigns) hereby release and forever discharge Iron Mountain, its subsidiaries and affiliates, and all of their current and former directors, officers, employees, agents, successors and assigns in their official and individual capacities (collectively, the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether known or unknown, which I now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act, Massachusetts General Laws Chapters 149 and 151B, any other federal, state or local statute, regulation, ordinance or common law and all claims related to or arising out of my employment or the termination of my employment with Iron Mountain. I also waive any right I may have to recover any compensation or damages in any action against any of the Released Parties brought by any governmental entity on my behalf or on behalf of any class of which I may be a member. I hereby represent that I have not previously filed or joined in any complaints, charges or lawsuits against Iron Mountain pending before any governmental agency or court of law relating to my employment and/or the termination thereof.
This Release shall not apply to: (1) any vested interest I may have in any 401(k), pension or profit sharing plan, stock option agreement or any other employee benefit plan by virtue of my employment with Iron Mountain; (2) any claims that may arise after this Release is signed; (3) any claims that may not be waived by law; (4) any right I may have to indemnification and/or advancement of legal fees by Iron Mountain under its directors and officers liability insurance coverage, under any agreement between me and Iron Mountain, under any provision of Iron Mountain’s Bylaws or plans, or by application of law; and (5) any claims arising from any breach by Iron Mountain of its obligations under Severance Program No. 1 or the Severance Agreement.
Iron Mountain has advised me that I have the right to consult with an attorney prior to signing this Release. I have had at least twenty-one (21) days after receiving this Release to decide whether to sign it. I understand that if I sign this Release, I will have seven (7) days thereafter to revoke my signature by delivering a signed notice of revocation to Iron Mountain before the expiration of the 7-day period. This release will become binding on the eighth day after I sign it unless I have timely revoked my signature. I understand that if I do not sign this Release or if I sign it and then revoke, I will not receive any of the benefits described in Severance Program No. 1 or the Severance Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Release as of this ____ day of June, 2016.

______________
Roderick Day

SCHEDULE 1
SETTLEMENT AGREEMENT
THIS AGREEMENT is dated [insert date] 2016
Parties

(1)	Iron Mountain Information Management, LLC whose registered office is at One Federal Street, Boston, MA 02110, USA (Employer).

(2)	Mr Roderick Day of 47 Melrose Road, London SW18 1LX, United Kingdom (Employee).

Background

(A)	This agreement is being entered into by the parties further to, and as a condition of, the Separation & Release Agreement between the parties dated [insert date] (Separation Agreement).

(B)	The parties intend this agreement to be an effective waiver of claims under UK law and to satisfy the conditions relating to settlement agreements in the relevant legislation.

Agreed terms

1.	Termination date

1.1	The Employee's employment with the Employer shall terminate on no later than 11 November 2016 (Termination Date).

1.2
The Employee will receive their basic salary and other contractual benefits, including a payment in respect of accrued but untaken holiday, up to and including the Termination Date, less such deductions as the Employer is required by law to make.

1.3
The Employee acknowledges and accepts that the period of notice to which he is entitled under UK employment law will be deemed served during the period between the date of this agreement and the Termination Date and the Employee will have no entitlement to be paid in lieu of the notice period at or following the Termination Date.

2.	Payment

2.1
The Employer will pay to the Employee, as consideration for also entering into this agreement, the amounts set out in the Separation Agreement which has been entered into between the Employer and the Employee separately.

3.	Waiver

3.1
The terms of this agreement are offered by the Employer without any admission of liability and are in full and final settlement of all and any claims or rights of action that the Employee has or may have arising out of their employment with the Employer, or its termination, whether under common law, contract, statute or otherwise, whether or not such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is waived by this clause) but excluding any claims by the Employee to enforce this agreement, any personal injury claims which have not arisen as at the date of this agreement or any claims in relation to accrued pension entitlements.

3.2
The Employee acknowledges that the conditions relating to settlement agreements under section 147 of the Equality Act 2010, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006 and section 203(3) of the Employment Rights Act 1996 have been satisfied.

4.	Return of property

4.1
The Employee warrants that before the Termination Date they will return to the Employer in good condition all property belonging to the Employer or relating to the Employer or its business contacts in whatever format but including any car, company credit card, keys, security pass, identity badge, mobile telephone, pager, lap-top computer, books, documents, papers, computer disks, memory sticks and other media.

4.2
The Employee shall, before the Termination Date, erase irretrievably any information relating to the business or affairs of the Employer or its business contacts from computer and communications systems and devices owned or used by him outside the premises of the Employer, including such systems and data storage services provided by third parties (to the extent technically practicable).

5.	Employee warranty
The Employee warrants and represents to the Employer that there are no circumstances of which the Employee is aware or ought reasonably to be aware that would amount to a repudiatory breach of any express or implied term of their contract of employment that would entitle (or would have entitled) the Employer to terminate the Employee's employment without notice or payment in lieu of notice.

6.	Confidentiality and other restrictions

6.1
The Employee and the Employer confirm that they have kept and agree to keep the existence and terms of this agreement confidential, except where disclosure is to HM Revenue & Customs, their professional advisers, members of their immediate family (provided that they agree to keep the information confidential) or is required by law.

6.2
The Employee shall not, and the Employer shall use reasonable endeavours to ensure that its directors and officers shall not, make any adverse or derogatory comment about each other or do anything that shall, or may, bring the Employer, its directors or employees, or the Employee into disrepute.

7.	Legal advice and fees

7.1
The Employee confirms that they have received independent advice as to the terms and effect of this agreement and in particular on its effect on their ability to pursue any complaint before an employment tribunal or court from [NAME] of [FIRM/ORGANISATION], who is a relevant independent adviser, and who shall sign the certificate set out at Schedule 2 to this agreement.

7.2
The Employer shall pay the reasonable legal fees (up to a maximum of £1,250 plus VAT) incurred by the Employee in obtaining advice on the termination of their employment and the terms of this agreement, such fees to be payable to their adviser on production of an invoice.

8.	Entire agreement
This agreement, together with the Separation and Release Agreement (and the agreements referred to therein) constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to the Employee's employment and its termination.

9.	Governing law
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

10.	Jurisdiction
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

11.	Subject to contract and without prejudice
This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

This agreement has been entered into on the date stated at the beginning of it.

Signed by Ernest Cloutier, for and on behalf of Iron Mountain Information Management, LLC

Signed by Mr Roderick Day

Schedule 1 Claims

1.	Claims:

(a)	for breach of contract or wrongful dismissal;

(b)	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

(c)	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

(d)	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

(e)	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

(f)
for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006; and

(g)	for failure to comply with obligations under the Data Protection Act 1998.

Schedule 2 Adviser's certificate
I, .................................................................. of ............................................................................, whose address is ..........................................................................................................................., am [a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate] and confirm that I have given Mr Roderick Day legal advice on the terms and effect of the agreement between Mr Day and Iron Mountain Information Management, LLC of today's date (the Agreement) and, in particular, its effect on his ability to pursue the claims specified in Schedule 1 of the Agreement.

I also confirm that there is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim in respect of loss arising in consequence of the advice I have given to Mr Roderick Day.

SIGNED.........................................................................................
DATE.............................................................................................